FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

    [ ] Check this box if no longer subject to Section 16.Form 4 or Form 5 obligations may continue. See Instruction 1(b)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of theSecurities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 of Section
                  30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Masterson                    Linda                     H.
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(Last)                     (First)                   (Middle)


10400 Trademark Street
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                           (Street)


Rancho Cucamonga,          CA                        91730
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City                       (State)                   (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

       LifePoint, Inc. - LFPT

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3.  IRS or Social Security Number of Reporting Person (Voluntary)

       ###-##-####

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4.  Statement for Month/Year

       3/31/00

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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check if Applicable)

 [X]   Director                      [ ]  10% Owner

 [X}   Officer (give title below)    [ ]  Other (specify below)



               President and CEO

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

1.  Title of Security           2.  Transaction     3.  Transaction    4.  Securities Acquired (A) or   5. Amount of    6.
     (Instr. 3)                     Date                Code           Disposed of (D) (Instr. 3, 4,    Securities      Owner-ship
                                (Month/Day/Year)        (Instr. 8)     and 5)                           Beneficially    Form:
                                                                                                        Owned at End    Direct
                                                                                                        of Month        (D) or
                                                                                                        (Instr. 3 and   Indirect
                                                                                                        4)              (I)
                                                                                                                        (Instr. 4)
------------------------------- ------------------- ------------------ -------------------------------- --------------- -----------
------------------------------- ------------------- ---------- ------- ----------- --------- ---------- --------------- -----------
                                                      Code       V     Amount      (A) or    Price
                                                                                   (D)
------------------------------- ------------------- ---------- ------- ----------- --------- ---------- --------------- -----------
------------------------------- ------------------- ---------- ------- ----------- --------- ---------- --------------- -----------
Common Stock, $.001 par value   3/6/00              A                  513,750     A         $.50       513,750         D

------------------------------- ------------------- ---------- ------- ----------- --------- ---------- --------------- -----------
------------------------------- ------------------- ---------- ------- ----------- --------- ---------- --------------- -----------
Common Stock, $.001 par value   3/6/00              A                  500,000     A         $1.72      1,013,750       D

---------------------------------------------------------------------- ----------- --------- ---------- --------------- -----------
---------------------------------------------------------------------- ----------- --------- ---------- --------------- -----------
 7. Nature of Indirect
    Beneficially
    Ownership
   (Instr. 4)

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 ----------------------  ------------------------------------------------------


 ----------------------  ------------------------------------------------------
 ----------------------  ------------------------------------------------------
 N/A

 ----------------------  ------------------------------------------------------
 ----------------------  ------------------------------------------------------
 N/A

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

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

---------------------------- ------------- -------------- ------------ --------------- -------------------- -----------------------
1. Title of Derivative       2. Conver-    3.             4.           5. Number of    6. Date              7. Title and Amount
Security (Instr. 3)          sion or       Transaction    Transaction  Derivation      Exercisable and      of Underlying
                             Exercisable   Date           Code         Securities      Expiration Date      Securities (Instr. 3
                             Price of      (Month/Day/Year(Instr. 8)   Acquired (A)    (Month/Date/Year)    and 4)
                             Derivative                                or Disposed
                             Security                                  of (D)
                                                                       (Instr. 3,4,
                                                                       and 5)


---------------------------- ------------- -------------- ------------ --------------- -------------------- -----------------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
                                                          Code    V    (A)   (D)       Date       Expiration  Title    Amount or
                                                                                       Exerci-    Date                 Number of
                                                                                       sable                           Shares
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
Common Stock Purchase                                                                                       Common
Warrant                      $.50          3/6/00         X            0     200,000   10/31/97   10/26/02  Stock      200,000
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
Common Stock Purchase        $.50          3/6/00         X            0     200,000   1/21/99    10/26/02  Common     200,000
Warrant                                                                                                     Stock
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
Common Stock Purchase        $1.72         3/6/00         X            0     500,000   2/29/00    10/9/05   Common     500,000
Warrant                                                                                                     Stock
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
Stock Option                 $.50          3/6/00         X            0     93,750    (1)        8/13/07   Common     150,000
                                                                                                            Stock
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
Stock Option                 $.50          3/6/00         X            0     20,000    (1)        6/29/08   Common     50,000
                                                                                                            Stock
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------
---------------------------- ------------- -------------- ------ ----- ----- --------- ---------- --------- ---------- ------------



------------- ------------- ----------- ----------- ---------------------------
8. Price of   9. Number     10.         11.
Derivative    of            Ownership   Nature of
Security      Derivative    Form of     Indirect
(Instr. 5)    Securities    Derivative  Beneficial
              Beneficially  Security:   Ownership
              Owned at      Direct      (Instr. 4)
              end of        (D) or
              month         Indirect
              (Instr. 4)    (I)
                            (Instr. 4)
------------- ------------- ----------- -----------  ---------------------------
------------- ------------- ----------- -----------  ---------------------------


              3,170,000     D
------------- ------------- ----------- -----------  ---------------------------
------------- ------------- ----------- -----------  ---------------------------
              2,970,000     D

------------- ------------- ----------- -----------  ---------------------------
------------- ------------- ----------- -----------  ---------------------------
              2,470,000     D

------------- ------------- ----------- -----------  ---------------------------
------------- ------------- ----------- -----------  ---------------------------
              2,376,250     D

------------- ------------- ----------- -----------  ---------------------------
------------- ------------- ----------- -----------  ---------------------------
              2,356,250     D

===============================================================================


1. This option became exercisable as to 25% of the shares subject thereto on the first anniversary of the date of grant and as 1/36th of the remaining shares subject thereto each month thereafter.

Explanation of Responses:

     **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure

LifePoint/Form 4 Pages 1&2



                                       /s/ Linda H. Masterson             4/6/00
                                       --------------------------         ------
                                        Signature of Reporting Person       Date